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                                                                     EXHIBIT 21

                            WHOLLY OWNED SUBSIDIARIES

Keithley Instruments International Corporation
28775 Aurora Road, Cleveland, Ohio 44139, U.S.A.

FRANCE:  Keithley Instruments SARL
Immeuble Aristote
Parc des Algorithmes
Saint-Aubin
91194 GIF SUR YVETTE CEDEX

GERMANY: Keithley Instruments GmbH
Landsberger Strasse 65
82110 Germering (Munich)

GREAT BRITAIN:  Keithley Instruments Ltd.
Unit 2 Commerce Park, Brunel Road
Theale, Berkshire RG7 4AB

ITALY:  Keithley Instruments SRL
Viale San Gimignano 38
20146 Milano

JAPAN:  Keithley Instruments KK
New Pier Takeshiba North Tower 13F
11-1, Kaigan 1-chome
Minato-ku, Tokyo 105-0022

MALAYSIA:  Keithley Instruments Sdn Bhd
Unit 1-05-07, e-Gate
Lebuh Tunku Kudin 2
11700 Gelugor
Penang, Malaysia

NETHERLANDS:  Keithley Instruments BV
Postbus 559
4200 AN Gorinchem (Amsterdam)

SWITZERLAND:  Keithley Instruments S.A.
Postfach 432
8024 Zurich